Exhibit 99.1

Ocugen Announces Warrant Restructuring

Reduced Series C warrant shares to 20 million from 50 million

MALVERN, PA, November 6, 2019 (GLOBE NEWSWIRE) - Ocugen, Inc., (NASDAQ: OCGN), a clinical stage biopharmaceutical company focused on discovering, developing and commercializing a pipeline of innovative therapies that address rare and underserved eye diseases, today announced that it has entered into an amendment (the “Amendment”) to each of the warrants issued pursuant to the Securities Purchase Agreement dated June 13, 2019 with certain Investors to restructure each of the warrants held by each such investor. The effect of the Amendment is primarily that the Series C warrant holders have agreed to cancel the right to receive 30 million warrant shares for no consideration.

Shankar Musunuri, Ph.D., MBA, Chairman, CEO and Co-Founder commented: “We believe that this warrant restructuring significantly benefits our current stockholders and further addresses the dilution that would have resulted from the previous agreement. We believe our shares are significantly undervalued and this decision reflects our continued commitment to increasing value for our stockholders  We also want to thank the investors that agreed to cancel a substantial portion of their security holdings through this Amendment.”

Please refer to the Form 8-K filed with the Securities and Exchange Commission for full details of the restructuring. The summary terms are as follows:

•                  Series C Warrants were amended such that they are exercisable, in the aggregate, for up to only 20 million shares of Common Stock.  They had previously been exercisable for up to 50 million shares of Common Stock.

•                  Each of the Series C Warrants was also amended to permit the Investors, in lieu of making any cash payment, to elect instead to receive upon such exercise up to 20 million shares of Common Stock.  The amendment replaces the prior provision where the Series C Warrants could be exercised without any cash payment for up to 50 million shares of Common Stock in the event the volume-weighted trading price for the Common Stock was less than or equal to $1.20 per share on any five trading days following the issuance.

•                  Each Series A Warrant was amended such that an equity financing involving a research or non-profit foundation or organization in an amount of up to $10,000,000 and closing on or prior to May 31, 2020, will be excluded from the anti-dilution adjustment.

•                  The Series B Warrants were amended such that they will not be exercisable until the completion of a ten trading day period following the effectiveness of the registration statement covering the resale of the Warrant Shares.  The period during which the Maximum Eligibility Number is being determined will also be pushed out for ten trading days.

•                  Finally, the Investors agreed to a leak-out provision that limits the number of shares that can be traded until January 27, 2020, which corresponds to the end of the period during which the Maximum Eligibility Number in the Series B Warrants is calculated.

Conference Call Information

Ocugen plans to host a conference call at 8:30 a.m. ET on Friday, November 8, 2019 to discuss its corporate and financial results for the third quarter ended September 30, 2019.  The call can be accessed by dialing (844) 987-9316 (domestic) or (602) 563-8454 (international) and providing the conference ID 9979278.  To access a live audio webcast of the call on the “Investors” section of the Ocugen website, please click here.  A replay of the webcast will be archived on Ocugen’s website for approximately 45 days following the call.

About Ocugen, Inc.

Ocugen, Inc. is a clinical stage biopharmaceutical company focused on discovering, developing and commercializing a pipeline of innovative therapies that address rare and underserved eye diseases. The Company offers a robust and diversified ophthalmology portfolio that includes novel gene therapies, biologics, and small molecules and targets a broad range of high-need retinal and ocular surface diseases.  Ocugen is leveraging its groundbreaking modifier gene therapy platform to address genetically diverse inherited retinal disorders (IRDs) and dry AMD, based on nuclear hormone receptor genes NR2E3 (OCU400) and RORA (OCU410), respectively.  OCU400 has received two orphan drug designations (ODD) targeting two distinct IRDs.  Ocugen is also developing novel biologic therapies for wet-AMD, DME and diabetic retinopathy (OCU200), as well as for retinitis pigmentosa (OCU100).  The Company’s late-stage Phase 3 trial for patients with ocular graft versus host disease (oGVHD)(OCU300) leverages Ocugen’s patented OcuNanoE — Ocugen’s ONE Platform™ technology to enhance the efficacy of topical ophthalmic therapeutics. OCU300 is the first and only therapeutic with ODD for oGVHD, providing certain regulatory and economic benefits. For more information, please visit www.ocugen.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the Registration Statement on Form S-4 (Reg. No. 333-232147), as amended, filed with the SEC by Ocugen, Inc. (f/k/a Histogenics Corporation). Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.

Corporate Contact:

Ocugen, Inc.

Kelly Beck
kelly.beck@ocugen.com
+1 484-328-4698

Media Contact:

LaVoieHealthScience

Emmie Twombly

etwombly@lavoiehealthscience.com

+1 857-389-6042